EXHIBIT 3 (i)

RESTATED

ARTICLES OF INCORPORATION

OF

FROZEN FOOD EXPRESS INDUSTRIES, INC.

A.  After being proposed by the Board of Directors of Frozen Food Express Industries, Inc. (the "Corporation") and submitted to the Corporation's shareholders in accordance with the Texas Business Corporation Act, the following amendment to the Articles of Incorporation, as amended, was adopted by the shareholders of the Corporation at the Annual Meeting of Shareholders held on  May 24, 2007, in conformity with the provisions of the Texas Business Corporation Act and the constituent documents of the Corporation:

Article Four of the Corporation's Articles of Incorporation, as amended, is amended in its entirety to read as follows:

“ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is Seventy-Five Million (75,000,000) shares of common stock of par value of One and 50/100 Dollars ($1.50) each.”

The Statement of Resolution Authorizing Incorporation by Reference of FFE Industries, Inc., filed with the Secretary of State of the State of Texas on March 9, 1970 is hereby deleted.

B.  The Corporation hereby adopts these Restated Articles of Incorporation which accurately copy the original Articles of Incorporation of the Corporation and all amendments thereto that are in effect to date and as further amended as set forth above and which contain no other change in any provision thereof except for the names and addresses of the persons currently serving as Directors set forth in Article Six and except that the names and addresses of the original incorporators are omitted.

C.  The Articles of Incorporation of the Corporation with all amendments thereto that are in effect to date are amended and restated in their entirety as follows and are superseded by these Restated Articles of Incorporation.

ARTICLE ONE

The name of the Corporation is FROZEN FOOD EXPRESS INDUSTRIES, INC.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purposes for which the Corporation is organized are:

(a) To transport goods, wares and merchandise or any valuable thing;

(b) To lease, rent, purchase and sell automobiles, trucks, tractors, trailers and all equipment, fixtures and fittings therefor;

(c) To purchase and sell truck, trailer and automotive equipment and supplies;

(d)   To purchase and sell mobile refrigerated equipment and allied devices;

(e)   To lease, purchase and operate truck stops, service station, inn and restaurant facilities;

(f)   To purchase and sell goods, wares, and merchandise generally, both at wholesale and retail;

(g)   To purchase and own patents, trademarks, service marks and copyrights with all rights incident thereto, and to manufacture products and processes under said patents and/or utilizing said trademarks or service marks, and to market, sell and distribute products and license dealers to use such processes or copyrights in prescribed territories on a royalty basis or otherwise, not prohibited by law;

(h)   To store, transport, buy and sell oil, gas, salt, brine, uranium and other mineral solutions and liquefied materials, to include but not be limited to sand and clay for the manufacture and sale of clay products;

(i) To establish and maintain an oil business, with authority to contract for the lease and purchase of the rights to prospect for, develop and use coal and other minerals, including uranium, petroleum and gas, and the right to erect, build and own all necessary oil tanks, cars, and pipes necessary for the operation of the business of the same; but the Corporation shall not engage, directly, in the oil pipe line business in this State;

(j)   To transact any manufacturing business and to purchase and sell goods, wares and merchandise used for and produced by such business;

(k)   To erect, own, operate, manage, use or lease, in whole or in part, any building or other structure located on real property owned by the Corporation;

(l)   To render and charge for services of every kind and character which the Corporation may legally perform in connection with its stated purposes;

(m)   To do everything necessary, proper, advisable or convenient for the accomplishing of the purposes hereinabove and hereinbelow set forth, and to do all other things incident thereto or in connection therewith, which are not forbidden by the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act, by other laws or by these Restated Articles of Incorporation; and

(n)   To carry out the above stated purposes in any lawful manner, including, but not limited to doing so through the ownership of the capital stock of subsidiary corporations.

ARTICLE FOUR

The aggregate number of shares which the Corporation shall have authority to issue is Seventy-Five Million (75,000,000) shares of common stock of par value of One and 50/100 Dollars ($1.50) each.

ARTICLE FIVE

The address of the Corporation's Registered Office is 1145 Empire Central Place, Dallas, Texas 75247, and the name of its Registered Agent at such address is Stoney M. Stubbs, Jr.

ARTICLE SIX

The number of Directors constituting the Board of Directors, as of the date of the adoption of these Restated Articles of Incorporation is eight (8), unless and until changed pursuant to the Bylaws (and no change shall ever be made which shall reduce the number of Directors to less than three (3)); the names and addresses of the persons now serving as Directors and who are to serve until their successors are elected and qualified, are:

Name	Address
Jerry T. Armstrong	1145 Empire Central Place, Dallas, Texas 75247
W. Mike Baggett	1145 Empire Central Place, Dallas, Texas 75247
Brian R. Blackmarr	1145 Empire Central Place, Dallas, Texas 75247
Leroy Hallman	1145 Empire Central Place, Dallas, Texas 75247
T. Michael O'Connor	1145 Empire Central Place, Dallas, Texas 75247
Stoney M. Stubbs, Jr.	1145 Empire Central Place, Dallas, Texas 75247
S. Russell Stubbs	1145 Empire Central Place, Dallas, Texas 75247
Thomas G. Yetter	1145 Empire Central Place, Dallas, Texas 75247

ARTICLE SEVEN

The provisions of the Bylaws of the Corporation to be initially adopted, and such provisions of the Bylaws as may result from alteration or amendment thereof, as provided by law, relating to the pre-emptive rights of the Corporation or its shareholders to purchase its shares offered for transfer, shall apply with equal force and effect to its treasury stock or unissued shares, unless the Bylaws expressly provide to the contrary, SAVE AND EXCEPT, however, that, concurrently with the sale of shares of common stock of the Corporation to a syndicate of investment banking firms for resale in a public distribution, all pre-emptive rights to acquire securities of the Corporation of any kind shall be denied and become null and void and of no further force or effect.

ARTICLE EIGHT

Cumulative voting, as permitted in the Texas Business Corporation Act, shall be and is hereby expressly prohibited in all elections of every kind and character and in all voting of any issue where the same, under any circumstances, might otherwise be permissible.

ARTICLE NINE

The shareholders of the Corporation expressly delegate to the Board of Directors of the Corporation the power to amend, revise, alter and adopt bylaws.

ARTICLE TEN

To the full extent permitted by the laws of the State of Texas, the Corporation shall indemnify any Director or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by any such person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a Director or officer and shall advance to such person such reasonable expenses as are incurred by him in connection therewith. The rights of Directors and officers set forth in this Article Ten shall not be exclusive of any other right which Directors or officers may have or hereafter acquire relating to the subject matter hereof. As used in this Article Ten, the terms “Director” and “officer” shall mean any person who is or was a Director or officer of the Corporation and any person who, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise. As used in this Article Ten, the term “proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in any such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding. No amendment or repeal of this Article Ten shall apply to or have any effect on any right of indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE ELEVEN

The Board of Directors of the Corporation, in its discretion, is authorized to issue and sell securities of the Corporation for such consideration and upon such terms as the Board of Directors may determine, without the consent or approval of the shareholders; however, such power shall not be deemed to contravene the requirements of Articles 2.15 and 2.16 of the Texas Business Corporation Act.

ARTICLE TWELVE

To the full extent permitted by the laws of the State of Texas, as the same may be amended from tame to time, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director. Neither the amendment nor repeal of this Article Twelve, nor the adoption of a provision of these Restated Articles of Incorporation inconsistent with this Article Twelve, shall eliminate or reduce the effect of this Article Twelve in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Twelve, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.”

IN WITNESS WHEREOF, the undersigned has executed these Restated Articles of Incorporation on this 24th day of May, 2007.

FROZEN FOOD EXPRESS INDUSTRIES, INC.

By:  /s/Leonard W. Bartholomew
    Leonard W. Bartholomew
    Secretary